Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Nine Months Ended September 30, 2006

          HIGHLIGHTS:

*	Record net earnings for the quarter of $15.806 million, up 16 percent from last year’s quarter.

*	Record net earnings year-to-date of $44.101 million, up 15 percent from the same period last year.

*	Diluted quarterly earnings per share of $0.47, up 12 percent from last year’s quarter.

*	Diluted year-to-date earnings per share of $1.33, up 10 percent from the same period last year.

*	Net interest margin 16 basis points greater than the first nine months of 2005.

*	Non-interest bearing deposits increased $31 million, or 17 percent annualized, from prior quarter.

*	Loans increased $156 million, or 22 percent annualized, from prior quarter.

*	Acquisition of First National Bank of Morgan with $89 million in assets completed September 1.

*	Cash dividend of $0.17 declared which is an increase of 13 percent over the prior year quarter.

*	Acquisition of Citizens Development Company completed October 1, 2006.

          KALISPELL, Mont., Oct. 26 /PRNewswire-FirstCall/ --

Earnings Summary (Unaudited - $ in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Net earnings	$15,806	$13,575	$44,101	$38,185
Diluted earnings per share	$0.47	$0.42	$1.33	$1.21
Return on average assets (annualized)	1.58%	1.52%	1.53%	1.51%
Return on average equity (annualized)	16.24%	17.88%	16.42%	17.67%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $15.806 million, an increase of $2.231 million, or 16 percent, over the $13.575 million for the third quarter of 2005.  Net quarterly earnings were reduced by $519,000, or $0.02 per share, due to the January 1, 2006 adoption of SFAS 123(R) Share-based Payment which requires recording the estimated fair value of stock options as compensation expense.  Diluted earnings per share for the quarter of $0.47 is an increase of 12 percent over the per share earnings of $0.42 for the same quarter of 2005.  Excluding the affects of SFAS 123(R), diluted earnings per share would have been $0.49, or an increase of 17 percent over the prior year quarter.  “We had another solid quarter,” said Mick Blodnick, President and Chief Executive Officer. “Loan growth, asset quality, and increases to our low cost transaction deposits all continued to trend in the right direction.”  Annualized return on average assets and return on average equity for the quarter were 1.58 percent and 16.24 percent, respectively, which compares with prior year returns for the third quarter of 1.52 percent and 17.88 percent.

          Net earnings for the nine months ended September 30, 2006 were $44.101 million, which is an increase of $5.916 million, or 15 percent over the prior year.  Diluted earnings per share of $1.33 is an increase of 10 percent over the $1.21 earned in the first nine months of 2005.  Excluding SFAS 123(R) compensation costs of $1.703 million, diluted earnings per share increased 14 percent for the first nine months of 2006.  The 2006 nine month annualized return on average assets and return on average equity was 1.53 percent and 16.42 percent, respectively, which compares with prior year nine month returns of 1.51 percent and 17.67 percent.

          The results of operations and financial condition include the acquisition of the First National Bank of Morgan, Utah (“Morgan”) from September 1, 2006 forward.  The following table provides information on selected classifications of assets and liabilities acquired:

(Unaudited - $ in thousands)	First National Bank of Morgan

Acquisition Date	September 1, 2006
Total assets	88,519
Investments	5,713
Net loans	40,944
Non-interest bearing deposits	14,144
Interest bearing deposits	53,028

          Net earnings was reduced as a result of the adoption of SFAS 123(R) Share-based Payment beginning January 1, 2006, which requires recording the estimated fair value of stock options as compensation expense.  The following table illustrates the affect of the adoption of SFAS 123(R), net of tax affects, if it would not have been adopted in 2006.

Impact of SFAS 123 (R) (Unaudited $ in thousands, except per share data)	Three months ended Sept. 30,		Nine months ended Sept. 30,

	2006	2005	2006	2005

Net earnings	$15,806	13,575	44,101	38,185
Stock option compensation cost	519	—	1,703	—
Pro forma net operating earnings	$16,325	13,575	45,804	38,185
Diluted earnings per share	$0.47	0.42	1.33	1.21
Stock option compensation cost	0.02	—	0.05	—
Pro forma net operating earnings	$0.49	0.42	1.38	1.21

Assets ($ in thousands)	September 30, 2006	December 31, 2005	September 30, 2005	$change from December 31, 2005	$change from September 30, 2005

	(unaudited)	(audited)	(unaudited)
Cash on hand and in banks	$113,268	111,418	114,781	1,850	(1,513)
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	915,858	991,246	1,051,739	(75,388)	(135,881)
Loans:
Real estate	757,470	607,627	538,339	149,843	219,131
Commercial	1,560,433	1,357,051	1,282,978	203,382	277,455
Consumer and other	540,362	471,164	447,238	69,198	93,124
Total loans	2,858,265	2,435,842	2,268,555	422,423	589,710
Allowance for loan losses	(43,216)	(38,655)	(34,506)	(4,561)	(8,710)
Total loans net of allowance for losses	2,815,049	2,397,187	2,234,049	417,862	581,000
Other assets	282,521	206,493	189,311	76,028	93,210
Total Assets	$4,126,696	3,706,344	3,589,880	420,352	536,816

          At September 30, 2006 total assets were $4.127 billion, which is $420 million, or 11 percent, greater than the December 31, 2005 assets of $3.706 billion.  Without the acquisition of Morgan total assets increased $331 million, or 9 percent, from year end 2005.  Of the $537 million increase in total assets since September 30, 2005, $296 million, or 8 percent, was from internal growth.

          Total loans have increased $422 million from December 31, 2005, or 17 percent, with the growth occurring in all loan categories.  The Morgan acquisition accounted for $42 million, or 2 percent of the increase. Including loans acquired, commercial loans have increased $203 million, or 15 percent, real estate loans gained $150 million, or 25 percent, and consumer loans grew by $69 million, or 15 percent.  “The continued strong growth in loans has allowed us to further reduce our investment portfolio which in turn has improved our overall yield on earning assets,” Blodnick said.  Total loans have increased $590 million, or 26 percent, with internal loan growth of $436 million, from September 30, 2005, with all loan categories showing increases.  Including loans acquired, commercial loans increased the most, $277 million, or 22 percent, followed by real estate loans which increased $219 million, or 41 percent, which was the largest percentage gain, and consumer loans, which are primarily comprised of home equity loans, increasing by $93 million, or 21 percent.

          Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold have decreased $75 million from December 31, 2005, or 8 percent, and have declined $136 million, or 13 percent, from September 30, 2005.  Investment securities, without interest bearing deposits and federal funds sold, have decreased $125 million from December 31, 2005, and $182 million from September 30, 2005.  Investments, including interest bearing deposits and federal funds sold, at September 30, 2006 represented 22% of total assets versus 29% the prior year, which is a result of the continued use of investment cash flow to fund loan growth.

Liabilities ($ in thousands)	September 30, 2006	December 31, 2005	September 30, 2005	$change from December 31, 2005	$change from September 30, 2005

	(unaudited)	(audited)	(unaudited)
Non-interest bearing deposits	$751,593	667,008	684,151	84,585	67,442
Interest bearing deposits	2,099,742	1,867,704	1,702,977	232,038	396,765
Advances from Federal Home Loan Bank	377,104	402,191	654,368	(25,087)	(277,264)
Securities sold under agreements to repurchase and other borrowed funds	334,099	317,222	123,509	16,877	210,590
Other liabilities	38,148	33,980	34,475	4,168	3,673
Subordinated debentures	115,000	85,000	85,000	30,000	30,000
Total liabilities	$3,715,686	3,373,105	3,284,480	342,581	431,206

          Non-interest bearing deposits have increased $85 million, or 13 percent, since December 31, 2005, and by $67 million, or 10 percent, since September 30, 2005.  Acquisitions accounted for $14 million of the 2006 increase and $36 million of the increase from September 30, 2005.  This low cost of funding continues to be a primary focus of each of our banks.  Interest bearing deposits have increased $232 million since December 31, 2005, with Brokered and National Market CD’s adding $68 million, and the Morgan acquisition adding $53 million to the total.  Since September 30, 2005 interest bearing deposits have increased $397 million, or 23 percent, with $127 million of that amount from broker and Internet sources, and $140 million from acquisitions.  Federal Home Loan Bank (FHLB) advances decreased $25 million, and repurchase agreements and other borrowed funds increased $17 million from December 31, 2005.  FHLB advances are $277 million less than the September 30, 2005 balances due primarily to the above described increases in deposits and other funding sources including $163 million in U.S. Treasury Tax and Loan Term Auction funds, and $30 million additional subordinated debentures.

Stockholders’ equity ($ in thousands except per share data)	September 30, 2006	December 31, 2005	September 30, 2005	$change from December 31, 2005	$change from September 30, 2005

	(unaudited)	(audited)	(unaudited)
Common equity	$408,556	$332,418	$301,192	76,138	107,364
Accumulated other comprehensive income	2,454	821	4,208	1,633	(1,754)
Total stockholders’ equity	411,010	333,239	305,400	77,771	105,610
Core deposit intangible, net, and goodwill	(97,494)	(87,114)	(79,898)	(10,380)	(17,596)
Tangible stockholders’ equity	$313,516	246,125	225,502	67,391	88,014
Stockholders’ equity to total assets	9.96%	8.99%	8.51%
Tangible stockholders’ equity to total tangible assets	7.78%	6.80%	6.42%
Book value per common share	$12.14	10.36	9.74	1.78	2.40
Market price per share at end of quarter	$34.17	30.05	30.87	4.12	3.30

          Total equity and book value per share amounts have increased $77.771 million and $1.78 per share, respectively, from December 31, 2005, the result of the secondary offering of 1 million shares on August 9, 2006, and 317,436 shares issued for the Morgan acquisition, earnings retention, stock options exercised, and an increase in other comprehensive income.  Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, decreased $1.754 million from September 30, 2005 and increased $1.633 million from year end, primarily a function of interest rate changes.

Operating Results for Three Months Ended September 30, 2006
Compared to September 30, 2005

Revenue summary (Unaudited - $ in thousands)	Three months ended September 30,

	2006	2005	$ change	% change

Net interest income	$39,005	$33,760	$5,245	16%
Non-interest income
Service charges, loan fees, and other fees	9,403	8,381	1,022	12%
Gain on sale of loans	2,992	3,258	(266)	-8%
Loss on sale of investments	(3)	(1)	(2)	200%
Other income	1,370	698	672	96%
Total non-interest income	13,762	12,336	1,426	12%
	$52,767	$46,096	$6,671	14%
Tax equivalent net interest margin	4.28%	4.24%

          Net Interest Income

          Net interest income for the quarter increased $5.245 million, or 16 percent, over the same period in 2005, and $1.379 million from the second quarter of 2006.  Total interest income increased $14.322 million from the prior year’s quarter, or 29 percent, while total interest expense increased $9.077 million, or 57 percent.  The increase in interest expense is primarily attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 continuing into 2006.  The net interest margin as a percentage of earning assets for the quarter, on a tax equivalent basis, was 4.28 percent which was 4 basis points higher than the 4.24 percent result for the third quarter of 2005.  The margin for the third quarter of 2006 decreased 6 basis points from the second quarter of 2006 margin of 4.34 percent, primarily a result of the continued increase in funding costs.  Issuing the $30 million subordinated debentures in advance of acquisitions also reduced net interest income by approximately $62,000 in the third quarter of 2006.

          Non-interest Income

          Fee income increased $1.022 million, or 12 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions.  Gain on sale of loans decreased $266 thousand, or 8 percent, from the third quarter of last year. Loan origination volume in our markets for housing construction continues to remain very active by historical standards and the recent decline was expected with the slow down from unprecedented activity last year and as interest rates increased.  Other income rose $672,000 of which $543,000 was non-recurring bank owned life insurance proceeds.

	Three months ended September 30,
Non-interest expense summary (Unaudited - $ in thousands)
	2006	2005	$ change	% change

Compensation and employee benefits	$15,992	$13,685	$2,307	17%
Occupancy and equipment expense	3,875	3,356	519	15%
Outsourced data processing	620	615	5	1%
Core deposit intangibles amortization	411	388	23	6%
Other expenses	6,946	6,132	814	13%
Total non-interest expense	$27,844	$24,176	$3,668	15%

          Non-interest Expense

          Non-interest expense increased by $3.668 million, or 15 percent, from the same quarter of 2005.  Compensation and benefit expense increased $2.307 million, or 17 percent.  Excluding SFAS 123(R) compensation cost of $726 thousand the increase would have been 12 percent.  The remaining increase in compensation and benefit expense was primarily attributed to four acquisitions during 2005 and normal compensation increases for job performance and increased costs for benefits.  The number of full-time-equivalent employees has increased from 1,052 to 1,200, an 14 percent increase, since September 30, 2005.   Occupancy and equipment expense increased $519 thousand, or 15 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades.  Other expenses increased $814 thousand, or 13 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 53 percent for the 2006 quarter, up from 52 percent for the 2005 quarter.

Credit quality information ($ in thousands)	September 30, 2006	December 31, 2005	September 30, 2005

	(unaudited)	(audited)	(unaudited)
Allowance for loan losses	$43,216	$38,655	$34,506
Non-performing assets	9,505	10,089	7,862
Allowance as a percentage of non performing assets	455%	383%	439%
Non-performing assets as a percentage of total bank assets	0.22%	0.26%	0.22%
Allowance as a percentage of total loans	1.51%	1.59%	1.52%
Net charge-offs as a percentage of loans	0.00%	0.02%	0.02%

          Allowance for Loan Loss and Non-Performing Assets

          Non-performing assets as a percentage of total bank assets at September 30, 2006 were at .22 percent, the same percentage as at September 30, 2005, but decreasing slightly from .26 percent at December 31, 2005.  The Company ratios compare favorably to the Federal Reserve Bank Peer Group average of .43 percent at June 30, 2006, the most recent information available.  The allowance for loan losses was 455 percent of non-performing assets at September 30, 2006, up from 439 percent a year ago.  The allowance, including $3.555 million from acquisitions, has increased $8.710 million, or 25 percent, from a year ago. The allowance of $43.216 million, is 1.51 percent of September 30, 2006 total loans outstanding, down slightly from the 1.52 percent a year ago.  The third quarter provision for loan losses expense was $1.320 million, a decrease of $287 thousand from the same quarter in 2005. Net charge offs remain low at $62 thousand for the third quarter of 2006. Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Operating Results for Nine Months Ended September 30, 2006
Compared to September 30, 2005

Revenue summary (Unaudited - $ in thousands)	Nine months ended September 30,

	2006	2005	$ change	% change

Net interest income	$112,939	$94,303	$18,636	20%
Non-interest income
Service charges, loan fees, and other fees	26,969	22,713	4,256	19%
Gain on sale of loans	7,952	8,234	(282)	-3%
Loss on sale of investments	(3)	(138)	135	-98%
Other income	2,898	2,148	750	35%
Total non-interest income	37,816	32,957	4,859	15%
	$150,755	$127,260	$23,495	18%
Tax equivalent net interest margin	4.33%	4.17%

          Net Interest Income

          Net interest income for the nine months increased $18.636 million, or 20 percent, over the same period in 2005.  Total interest income increased $43.155 million, or 32 percent, while total interest expense increased $24.519 million, or 58 percent.  The increase in interest expense is primarily attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 and continuing in 2006. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.33 percent which was 16 basis points higher than the 4.17 percent result for 2005.

          Non-interest Income

          Total non-interest income increased $4.859 million, or 15 percent in 2006. Fee income increased $4.256 million, or 19 percent, over last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer products and services offered.  Gain on sale of loans decreased $282 thousand, or 3 percent, from the first nine months of last year.  Loan origination volume in our markets for housing continues to remain very active by historical standards and the recent decline was expected with the slow down from unprecedented activity last year.  Other income increased $750,000 of which $543,000 was non-recurring bank owned life insurance proceeds.

Non-interest expense summary (Unaudited - $ in thousands)	Nine months ended September 30,

	2006	2005	$ change	% change

Compensation and employee benefits	$47,042	$37,103	$9,939	27%
Occupancy and equipment expense	10,797	9,363	1,434	15%
Outsourced data processing	2,022	1,270	752	59%
Core deposit intangibles amortization	1,231	1,055	176	17%
Other expenses	19,529	16,935	2,594	15%
Total non-interest expense	$80,621	$65,726	$14,895	23%

          Non-interest Expense

          Non-interest expense increased by $14.895 million, or 23 percent, from the same nine months of 2005.  Compensation and benefit expense increased $9.939 million, or 27 percent.  Excluding SFAS 123(R) compensation cost of $2.410 million the increase would have been 20 percent.  The remaining increase in compensation and benefit expense was primarily attributed to four acquisitions during 2005, the addition of five new bank branches in 2006, and normal compensation increases for job performance and increased costs for benefits.  Occupancy and equipment expense increased $1.434 million, or 15 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $2.594 million, or 15 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) increased to 53 percent from 52 percent for the first nine months of 2005 largely a result of the recent acquisitions and branch openings.

          Allowance for Loan Loss and Non-Performing Assets

          The provision for loan losses expense was $3.840 million for the first nine months of 2006, a decrease of $809,000, or 17 percent, from the same period in 2005.  Net charged off loans was $42 thousand, or .001% of loans, for the nine months ended September 30, 2006.

          Cash dividend

          On September 27, 2006, the board of directors declared a cash dividend of $0.17 payable October 19, 2006 to shareholders of record on October 10, 2006, which is an increase of 13 percent over the $0.15 dividend declared in the third quarter of last year.

          Bank Acquisitions completed after quarter end

          The acquisition of Citizens Development Company a Billings, Montana-based bank holding company that owned five community banks located throughout Montana, with principal banking offices in Billings, Lewistown, Hamilton, Columbia Falls and Chinook was completed on October 1, 2006.  At September 30, 2006, Citizens had total assets of $411 million, net loans of $308 million, total deposits of $361 million, and stockholders’ equity of $37 million. The acquisition of the Citizens banks will strengthen the Company’s presence in three of Montana’s strongest markets-Billings, the Flathead Valley, and the Bitterroot Valley, while expanding its operations in central Montana.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, Citizens Community Bank, Pocatello, Idaho, and First National Bank of Morgan, Utah.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per share data)	September 30, 2006	December 31, 2005	September 30, 2005

	(unaudited)	(audited)	(unaudited)
Assets:
Cash on hand and in banks	$113,268	111,418	114,781
Federal funds sold	2,882	7,537	8,137
Interest bearing cash deposits	67,672	13,654	16,636
Investment securities, available-for-sale	845,304	970,055	1,026,966
Net loans receivable:
Real estate loans	757,470	607,627	538,339
Commercial loans	1,560,433	1,357,051	1,282,978
Consumer and other loans	540,362	471,164	447,238
Allowance for losses	(43,216)	(38,655)	(34,506)
Total loans, net	2,815,049	2,397,187	2,234,049
Premises and equipment, net	93,859	79,952	73,579
Real estate and other assets owned, net	510	332	1,803
Accrued interest receivable	22,822	19,923	17,515
Core deposit intangible, net	7,680	8,015	7,516
Goodwill	89,814	79,099	72,382
Other assets	67,836	19,172	16,516
	$4,126,696	3,706,344	3,589,880
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$751,593	667,008	684,151
Interest bearing deposits	2,099,742	1,867,704	1,702,977
Advances from Federal Home Loan Bank of Seattle	377,104	402,191	654,368
Securities sold under agreements to repurchase	162,400	129,530	111,196
Other borrowed funds	171,699	187,692	12,313
Accrued interest payable	10,288	7,437	5,784
Deferred tax liability	3,266	2,746	7,644
Subordinated debentures	115,000	85,000	85,000
Other liabilities	24,594	23,797	21,047
Total liabilities	3,715,686	3,373,105	3,284,480
Preferred shares, $.01 par value per share. 1,000,000 shares authorized None issued or outstanding	—	—	—
Common stock, $.01 par value per share. 78,125,000 shares authorized	338	322	313
Paid-in capital	310,685	262,383	240,197
Retained earnings - substantially restricted	97,533	69,713	60,682
Accumulated other comprehensive income	2,454	821	4,208
Total stockholders’ equity	411,010	333,239	305,400
	$4,126,696	3,706,344	3,589,880
Number of shares outstanding	33,844,184	32,172,547	31,345,769
Book value of equity per share	12.14	10.36	9.74

* Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,

($ in thousands except per share data)	2006	2005	2006	2005

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Real estate loans	$13,708	8,946	36,939	23,658
Commercial loans	29,687	21,803	82,691	57,915
Consumer and other loans	10,348	7,666	28,867	20,407
Investment securities and other	10,149	11,155	31,280	34,642
Total interest income	63,892	49,570	179,777	136,622
Interest expense:
Deposits	15,351	6,914	40,403	16,565
Federal Home Loan Bank of Seattle advances	5,340	5,830	14,553	16,843
Securities sold under agreements to repurchase	1,804	804	4,565	1,803
Subordinated debentures	1,519	1,633	4,232	4,817
Other borrowed funds	873	629	3,085	2,291
Total interest expense	24,887	15,810	66,838	42,319
Net interest income	39,005	33,760	112,939	94,303
Provision for loan losses	1,320	1,607	3,840	4,649
Net interest income after provision for loan losses	37,685	32,153	109,099	89,654
Non-interest income:
Service charges and other fees	7,703	6,575	21,501	18,020
Miscellaneous loan fees and charges	1,700	1,806	5,468	4,693
Gain on sale of loans	2,992	3,258	7,952	8,234
Loss on sale of investments	(3)	(1)	(3)	(138)
Other income	1,370	698	2,898	2,148
Total non-interest income	13,762	12,336	37,816	32,957
Non-interest expense:
Compensation, employee benefits and related expenses	15,992	13,685	47,042	37,103
Occupancy and equipment expense	3,875	3,356	10,797	9,363
Outsourced data processing expense	620	615	2,022	1,270
Core deposit intangibles amortization	411	388	1,231	1,055
Other expenses	6,946	6,132	19,529	16,935
Total non-interest expense	27,844	24,176	80,621	65,726
Earnings before income taxes	23,603	20,313	66,294	56,885
Federal and state income tax expense	7,797	6,738	22,193	18,700
Net earnings	$15,806	13,575	44,101	38,185
Basic earnings per share	0.48	0.43	1.35	1.23
Diluted earnings per share	0.47	0.42	1.33	1.21
Dividends declared per share	0.17	0.15	0.49	0.44
Return on average assets (annualized)	1.58%	1.52%	1.53%	1.51%
Return on average equity (annualized)	16.24%	17.88%	16.42%	17.67%
Average outstanding shares - basic	33,135,225	31,304,413	32,586,646	31,100,946
Average outstanding shares - diluted	33,602,209	31,960,244	33,084,871	31,673,706

	For the Three months ended 9-30-06
AVERAGE BALANCE SHEET (Unaudited - $ in Thousands)
	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$726,299	13,708	7.55%
Commercial Loans	1,513,258	29,687	7.78%
Consumer and Other Loans	522,143	10,348	7.86%
Total Loans	2,761,700	53,743	7.72%
Tax -Exempt Investment Securities (1)	281,787	3,481	4.94%
Other Investment Securities	625,273	6,668	4.27%
Total Earning Assets	3,668,760	63,892	6.97%
Goodwill and Core Deposit Intangible	89,811
Other Non-Earning Assets	193,102
TOTAL ASSETS	$3,951,673
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$360,802	651	0.72%
Savings Accounts	219,617	456	0.82%
Money Market Accounts	607,185	5,221	3.41%
Certificates of Deposit	842,722	9,023	4.25%
FHLB Advances	481,741	5,340	4.40%
Repurchase Agreements and Other Borrowed Funds	323,413	4,196	5.15%
Total Interest Bearing Liabilities	2,835,480	24,887	3.48%
Non-interest Bearing Deposits	703,737
Other Liabilities	26,362
Total Liabilities	3,565,579
Common Stock	332
Paid-In Capital	290,190
Retained Earnings	97,864
Accumulated Other Comprehensive Income	(2,292)
Total Stockholders’ Equity	386,094
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,951,673
Net Interest Income		$39,005
Net Interest Spread			3.49%
Net Interest Margin on Average Earning Assets			4.22%
Return on Average Assets (annualized)			1.58%
Return on Average Equity (annualized)			16.24%

(1)	Excludes tax effect on non-taxable investment security income

	For the Nine months ended 09-30-06
AVERAGE BALANCE SHEET (Unaudited - $ in Thousands)
	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$672,448	36,939	7.32%
Commercial Loans	1,457,040	82,691	7.59%
Consumer and Other Loans	502,827	28,867	7.68%
Total Loans	2,632,315	148,497	7.54%
Tax -Exempt Investment Securities (1)	282,807	10,428	4.92%
Other Investment Securities	661,686	20,852	4.20%
Total Earning Assets	3,576,808	179,777	6.70%
Goodwill and Core Deposit Intangible	87,991
Other Non-Earning Assets	190,508
TOTAL ASSETS	$3,855,307
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$365,672	1,823	0.67%
Savings Accounts	232,489	1,535	0.88%
Money Market Accounts	549,203	11,970	2.91%
Certificates of Deposit	851,578	25,075	3.94%
FHLB Advances	484,396	14,553	4.02%
Repurchase Agreements and Other Borrowed Funds	318,688	11,882	4.98%
Total Interest Bearing Liabilities	2,802,026	66,838	3.19%
Non-interest Bearing Deposits	662,955
Other Liabilities	31,143
Total Liabilities	3,496,124
Common Stock	326
Paid-In Capital	273,724
Retained Earnings	85,832
Accumulated Other Comprehensive Income	(699)
Total Stockholders’ Equity	359,183
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,855,307
Net Interest Income		$112,939
Net Interest Spread			3.51%
Net Interest Margin on Average Earning Assets			4.22%
Return on Average Assets (annualized)			1.53%
Return on Average Equity (annualized)			16.42%

(1)	Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                  10/26/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /